FORM OF
INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made and entered into as of March 5, 2019, by and between Absolute Shares Trust, a Delaware statutory trust (“Trust”), on behalf of the funds listed on Appendix A, each a series of shares of the Trust (each, a “Fund” and, collectively, “Funds”), and Millington Securities Inc., a corporation organized under the laws of the State of Illinois (“Advisor”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets of the Trust;

WHEREAS, the Advisor is registered as an investment adviser with the United States Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management;

WHEREAS, the Advisor is registered as a broker-dealer with the SEC and as a member of the Financial Industry Regulatory Authority;

WHEREAS, the Trust desires to retain the Advisor to render certain investment management services to the Funds, and the Advisor is willing to render such services; and

 WHEREAS, capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in a Fund’s most recent prospectus.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of Investment Advisor

(a)
Services. The Advisor shall provide a continuous program of investment management for the Funds, subject to the general supervision of the Trust’s Board of Trustees and the provisions of this Agreement. Specifically, and without limiting the generality of the foregoing, the Advisor agrees to perform the following services (“Services”) for each Fund, either directly or through its affiliated registered investment adviser, WBI Investments, Inc. (“Sub-Advisor”) under the Sub-Advisory Agreement entered into on February__, 2019 between the Advisor and the Sub-Advisor (“Sub-Advisory Agreement”):

(1)	manage the investment and reinvestment of the assets of each Fund for the period and on the terms set forth in this Agreement;

(2)	continuously review, supervise, and administer the investment program of each Fund;

(3)
determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to each Fund; with the assistance of the Funds’ distributor, determine the number of shares of the Funds that will be created or redeemed each Business Day based on the purchase orders submitted by Authorized Participant;

(4)
with the assistance of the Funds’ distributor, determine the number of shares of the Funds that will be created or redeemed each Business Day based on the purchase orders submitted by Authorized Participants;

(5)
provide, in a timely manner, such information as may be reasonably requested by the Trust or its designated agents in connection with, among other things, information about each Fund sufficient for a pricing service or other entity to calculate the Intraday Indicative Value of the shares of such Fund every fifteen seconds each Business Day;

(6)	provide the Trust and the Funds with records concerning the Advisor’s activities under this Agreement which the Trust and the Funds are required to maintain; and

(7)	render regular reports to the Trust’s trustees and officers concerning the Advisor’s discharge of the foregoing responsibilities.

(b)
Control of the Trust. The Advisor shall discharge the responsibilities described in subsection (a) subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the relevant Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.

(c)
Sub-Advisor and Agents. All Services to be furnished by the Advisor under this Agreement may be furnished through the medium of any managers, officers or employees of the Advisor or through such other parties (including, without limitation, the Sub-Advisor and any other sub-adviser) as the Advisor may determine from time to time.

(d)
Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, including the Sub-Advisor, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, managers and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

(e)
Books and Records. The Advisor hereby undertakes and agrees to maintain all records not maintained by a service provider or a sub-adviser pursuant to their agreements with the Trust or Advisor, in the form and for the period required by Rule 31a-2 under the 1940 Act. All books and records prepared and maintained by the Advisor for the Trust and each Fund under this Agreement shall be the property of the Trust and such Fund and, upon request therefor, the Advisor shall surrender to the Trust and such Fund such of the books and records so requested. The Advisor further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

(f)
Additional Services Provided at the Expense of the Trust. The Advisor agrees, at the expense of the Trust, (i) to prepare all required tax returns of the Trust and each Fund, (ii) to prepare and submit reports to existing shareholders, (iii) to update periodically the prospectuses and statements of additional information of the Trust and (iv) to prepare reports to be filed with the SEC and other regulatory authorities. In each case, the Advisor may cause the Sub-Advisor or another sub-adviser to perform such duties.

2.	Fund Transactions.

(a)
General. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund. With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. As permitted by section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), the Advisor may pay to a broker which provides brokerage and research services (as such services are defined in Section 28(e)) to a Fund an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Trust’s trustees may adopt from time to time. Such services of brokers are used by the Advisor in connection with all of its investment activities, and some of such services obtained in connection with the execution of transactions for a Fund may be used in managing other investment accounts.

(b)
Mixed-Use Services. On occasion, a broker-dealer might furnish the Advisor with a service which has a mixed use (i.e., the service is used both for investment and brokerage activities and for other activities). Where this occurs, the Advisor will reasonably allocate the cost of the service, so that the portion or specific component which assists in investment and brokerage activities is obtained using portfolio commissions from a Fund or other managed accounts, and the portion or specific component which provides other assistance (for example, administrative or non-research assistance) is paid for by the Advisor from its own funds.

(c)
Exclusivity. Where the Advisor deems the purchase or sale of a security to be in the best interest of a Fund as well as its other customers (including any other fund or other investment company or advisory account for which the Advisor acts as investment adviser), the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities   to be sold or purchased for a Fund with those to be sold or purchased for such other customers in order to obtain the best net     price and most favorable execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor, as applicable, in the manner it considers to be equitable and consistent with its fiduciary obligations to such Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for a Fund.

(d)
Affiliated Broker-Dealers. Broker or dealers selected by the Advisor for the purchase and sale of securities or other investment instruments for a Fund may include the Advisor or brokers or dealers affiliated with the Advisor or the Sub- Advisor, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects, or any other applicable exemptive rules or orders applicable to the Advisor.

(e)	Reporting. The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(f)
Delegation. The Advisor may delegate or share responsibility for Fund transactions and the terms of this Section 2 with the Sub-Advisor or any other sub-adviser, pursuant to the terms of Section 1(c) hereof.

3.
Expenses.  During the term of this Agreement, except for (i) the fee payment under this Agreement, (ii) payments under each Fund’s 12b-1 plan, (iii) brokerage expenses, (iv) acquired fund fees and expenses, (v) taxes, (vi) interest (including borrowing costs and dividend expenses on securities sold short), (vii) compensation and expenses of the independent Trustees (including independent Trustee counsel fees), (viii) litigation expenses and other extraordinary expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto), the Advisor shall pay or cause, either directly or through its affiliated Sub-Advisor, to be paid all of the expenses of each Fund, including but not limited to:

(a) Salaries, Expenses and Fees of Certain Persons.  Advisor (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of Advisor or its affiliates;

(b) Assumption of Trust Expenses.  The payment or assumption by Advisor of any expense of the Trust that Advisor is not required by this Agreement to pay or assume shall not obligate Advisor to pay or assume the same or any similar expense of the Trust on any subsequent occasion;

(c) Preparing, Printing and Mailing of Certain Documents.  The costs of preparing, setting in type, printing and mailing of prospectuses, prospectus supplements, Statements of Additional Information, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

(d) Officers and Trustees.  Compensation of the officers and Trustees of the Trust who are officers, directors/trustees, partners or employees of Advisor or its affiliates;

(e) Registration Fees and Expenses.  All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

(f) Custodian and Accounting Services.  All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust’s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

(g) Independent Accountant and Trust Counsel Fees and Expenses.  The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself;

(h) Transfer Agent.  The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;

(i) Trade Association Fees.  Any membership fees, dues or expenses incurred in connection with the Trust’s membership in any trade association or similar organizations, as approved by the Trustees;

(j) Bonding and Insurance.  All insurance premiums for fidelity and other coverage, as approved by the Trustees;

(k) Shareholder and Board of Trustees Meetings.  All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses; and

(l) Pricing.  All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations.

The Trust acknowledges and agrees that the Advisor or the Sub-Advisor may obtain reimbursement for the expenses of the Funds from a third party.

4.
Compensation of the Advisor. For the services rendered, the facilities furnished and expenses assumed by the Advisor, if any, each Fund shall individually pay to the Advisor at the end of each calendar month a fee calculated as a percentage of the average daily net assets of such Fund at the annual rates set forth in Appendix A of this Agreement. Appendix  A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 9 hereof. The Advisor’s fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of a Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination. The Advisor may waive all or a portion of its fees provided for hereunder and such waiver will be treated as a reduction in the purchase price of its services. The Advisor shall be contractually bound under this Agreement by the terms of any publicly-announced waiver of its fee, or any limitation of a Fund’s expenses, as   if such waiver or limitation were fully set forth in this Agreement. The waiver of any of the Advisor’s fee shall not obligate the Advisor to waive any of its fee on a subsequent occasion. The Advisor may delegate that a third party or affiliate may receive payment of the Advisor’s fee. As of the date of this Agreement, the Advisor has delegated its affiliate, the Sub-Advisor, to receive such Advisor’s fee in consideration of the services to be provided pursuant to the Sub-Advisory Agreement.

5.
Status of Investment Advisor. The services of the Advisor to the Trust and each Fund are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Trust and the Funds are not impaired thereby. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Advisor, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.
Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Advisor (or any successor thereof) as managers, officers, shareholders or otherwise; and managers, officers, agents, and shareholders of the Advisor are or may be interested in the Trust as trustees, shareholders or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a shareholder or otherwise.

7.
Limits of Liability; Indemnification. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Advisor for inclusion therein. The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust’s Declaration of Trust.

8.
Term. This Agreement shall remain in effect for an initial term of two (2) calendar years commencing on the date on which the first of the Funds commences operations, and from year to year thereafter provided such continuance is  approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)
the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of  a  majority  of  the outstanding voting securities of the Funds;

(b)	the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder);

(c)	the Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Trust and the Funds; and

(d)	the terms of Section 7 of this Agreement shall survive the termination of this Agreement.

9.
Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to a Fund until approved by (a) to the extent required by applicable law, the vote of the holders of a majority of such Fund’s outstanding voting securities and (b) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Appendix A from time to time by written agreement of the Trust and the Advisor.

10.	Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York without regard to the principles of the conflict of laws or the choice of laws.

11.	Representations and Warranties.

(a)	Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Trust as follows:

(i)
the Advisor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)
the Advisor is registered as an investment adviser with the SEC under the Advisers Act, shall maintain such registration in effect at all times during the term of this Agreement, and shall notify the Trust immediately if the Advisor ceases to be so registered; and

(iii)
the Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of the Advisor shall certify to the Trust that the Advisor has complied with the requirements of Rule 17j-1 (as amended from time to time) during the   previous quarter and that there have been no violations of the Advisor’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Advisor shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Advisor by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

(b)
Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) shares of each Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iii) such registrations will be kept in effect during the term of this Agreement.

12.
Liability of Trust and Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. This Agreement shall not be deemed to have been made by any of them individually or to impose any liability on them personally. With respect to any obligation of the Trust or a Fund arising under this Agreement, the Advisor shall look for payment or satisfaction of such obligation solely to the assets and property of the Fund to which such obligation relates, and under no circumstances shall the Advisor have the right to set off claims relating to a Fund by applying property of any other series of the Trust. The business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Funds.

13.
Use of Names. The Trust acknowledges that all rights to the name(s) “Absolute Shares”, “Absolute Shares Trust”, “Millington”, “Millington Securities”, “WBI” and “WBI Investments” and any derivatives thereof (“Names”), as well as any logos that are now or shall hereafter be associated with Names (“Logos”), belong to the Advisor and/or the Sub-Advisor, and that the Trust is being granted a limited license to use such Names and Logos in its name, the name of its series and the name of its classes of shares. In the event that this Agreement is terminated and the Advisor no longer acts as investment adviser to the Trust, the Advisor reserves the right to withdraw from the Trust and the Funds the uses of Names and Logos or any name or logo that would imply a continuing relationship between the Trust or the Funds and the Advisor or any of its affiliates.

14.
Assignment. The Advisor may not assign this Agreement and this Agreement shall automatically terminate in  the event of an “assignment,” as such term is defined in section 2(a)(4) of the 1940 Act. The Advisor shall notify the Trust’s administrator and Board of Trustees in writing sufficiently in advance of any proposed change of “control,” as defined in section 2(a)(9) of the 1940 Act, so as to enable the Trust to: (a) consider whether an assignment will occur, (b) consider whether  to enter into a new Advisory Agreement with the Advisor, and (c) prepare, file, and deliver any disclosure document to a Fund’s shareholders as may be required by applicable law.

15.
Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, and rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.
Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

For:                                       Millington Securities Inc.

331 Newman Springs Road

Suite 122

Red Bank, NJ 07701

Attn: Don Schreiber, Jr.

(732) 842-4920

For:                                      Absolute Shares Trust

331 Newman Springs Road

Suite 122

Red Bank, NJ 07701

Attn: Don Schreiber, Jr.

(732) 842-4920

With a copy to:                    K&L Gates, LLP

599 Lexington Avenue

New York, NY 10022

Attn: Peter J. Shea, Esq.

(212) 536-3988

17.
Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to Section 8(b) hereof). Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ABSOLUTE SHARES TRUST By:_________________ Name: Don Schreiber, Jr. Title: President and Principal Executive Officer	MILLINGTON SECURITIES INC. By:__________________ Name: Don Schreiber, Jr. Title: Chief Executive Officer

Appendix A

Fund	Fee Rate (% of average daily net assets)
WBI BullBear Trend Switch US Bond ETF	0.65%
WBI BullBear Trend Switch US 1000 ETF	0.65%
WBI BullBear Trend Switch US 2000 ETF	0.65%
WBI BullBear Trend Switch US 1000 Bond ETF	0.65%
WBI BullBear Trend Switch US 2000 Bond ETF	0.65%
WBI BullBear Trend Switch US 3000 Bond ETF	0.65%

As of the date of this Agreement, the Advisor has delegated its affiliate, the Sub-Advisor, to receive such Advisor’s fee in consideration of the services to be provided pursuant to the Sub-Advisory Agreement.